Exhibit 99.1
For Immediate Release
American Axle & Manufacturing announces executive appointments
Detroit, Michigan, September 1, 2005 — American Axle & Manufacturing, Inc. (AAM), today announced the following executive appointments effective October 1, 2005:
Yogendra N. (Yogen) Rahangdale has been named president and chief operating officer. Most recently he served as executive vice president, Operations & Planning. Rahangdale joined AAM in 1995, after spending 12 years at the former Chrysler Corporation in various positions including manager, Paint & Energy Management. Since joining AAM, he has served in various positions of increasing responsibility including vice president, Manufacturing Services; vice president Manufacturing & Procurement Services; and executive vice president & chief technology officer. He was awarded a bachelor of science degree in mechanical engineering from the Government Engineering College (A.P.S. University) in Rewa, India and holds a master of business administration degree from Michigan State University.
Richard F. (Rick) Dauch has been appointed executive vice president, Worldwide Manufacturing. Most recently he served as president of AAM’s Metal Formed Products Division. He graduated from the U.S. Military Academy at West Point with a bachelor of science degree in general engineering and economic management, and holds masters’ degrees in management and engineering from the Massachusetts Institute of Technology (MIT). He served in the United States Army as an airborne ranger, where his military assignments included combat engineer, platoon leader, executive officer, battalion adjunct and light infantry company commander. He joined AAM in 1995 from United Technologies Corporation where he served as a senior business manager. Since joining AAM as corporate manager, Labor Relations, he has held a variety of executive positions in Operations, Sales & Marketing, Financial Planning and Investor Relations.
Marion A. Cumo has been named vice president, Special Projects. Most recently he served as vice president, Driveline Division. His 40-year automotive career experience includes operations and launching responsibility with four new plants for General Motors (GM) and Volkswagen of America, with accountability for manufacturing, materials, logistics, quality assurance, product engineering and training. At the former Chrysler Corporation, Cumo served in a variety of positions responsible for quality and production management. Cumo was with AAM when it began operations on March 1, 1994 as vice president, Quality Assurance & Customer Satisfaction. He has served as vice president, Materials Management; vice president, Materials Management & Logistics; and vice president, Program Management & Launch. He holds a bachelor of science degree in business administration from the University of Detroit.
Allan R. Monich has been appointed vice president, Program Management & Capital Planning. Monich began his 27-year career in the automotive industry as a co-op engineering student at the GM facility in Bristol, Connecticut, while he was a student at General Motors Institute (GMI). He then held various positions in manufacturing, engineering, quality assurance and sales for GM facilities in Connecticut, Wisconsin, Indiana, Ohio and Michigan. Monich took on the position of plant manager of GM’s Buffalo Gear & Axle plant in 1991, continuing in that position upon the formation of AAM in 1994. He was named vice president, Human Resources in November 1997 and vice president, Manufacturing, Forging Division in 2001. Prior to being appointed to his new position, Monich served as vice president, Program Management & Launch. He holds a bachelor of science degree from GMI.
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“We are extremely pleased to announce the appointments of these executives to their new positions,” said AAM Co-Founder, Chairman & CEO Richard E. Dauch. “These appointments are part of AAM’s strategic organizational development that will provide the leadership to guide AAM to its next level of profitable global growth.
“Their comprehensive experience in manufacturing operations and technology make them ideally suited for the rapidly changing dynamics of our industry. Their understanding of AAM’s core business, strategic growth plans and the challenges faced by today’s global Tier One supplier, will strengthen AAM as we continue to profitably grow our world presence. ”
AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its locations in the United States (in Michigan, New York and Ohio), AAM also has offices or facilities in Brazil, China, England, Germany, India, Japan, Mexico, Scotland, and South Korea.
Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.
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For more information ...

Carrie L.P. Gray Director, Corporate Relations (313) 758-4880 grayc@aam.com	Christopher M. Son Director, Investor Relations (313) 758-4814 chris.son@aam.com
Or visit the AAM website at www.aam.com

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